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                                                              Exhibit 99.B(e)(3)

                         AETNA INVESTMENT SERVICES, LLC

                         DISTRIBUTION SERVICES AGREEMENT

                                            February 12, 2002

Aetna Life Insurance and Annuity Company
Attn: Laurie Tillinghast
151 Farmington Avenue, TS41
Hartford, CT 06156


Ladies and Gentlemen:

          We serve as distributor of the Adviser Class of shares ("Shares") of the investment portfolios (each a "Portfolio" and collectively the "Portfolios") of Portfolio Partners, Inc. (the "Fund") listed on Schedule A attached to this Agreement. The Fund offers Shares in accordance with the terms and conditions contained in the Prospectuses (and Statements of Additional Information ("SAIs") incorporated by reference thereto) relating to those Shares.

          In connection with the offering of Shares, you agree to assist in the distribution of Shares on the following terms and conditions as of November 27, 2001:

          1. You are hereby authorized to use your best efforts to offer and sell the Shares appearing on Schedule A hereto as such Schedule shall be amended from time to time consistent with the provisions of this Agreement. In connection with those activities, you are also hereby authorized to distribute the promotional and sales materials, Prospectuses, SAIs (upon request by a purchaser), shareholder reports and other materials relevant to the Shares and to perform, the shareholder services which you have agreed to provide in respect of any such Shares. All such activities shall be performed in compliance with the conditions and procedures set forth in the relevant Prospectuses and SAIs, including, without limitation, the public offering price then in effect. If the services you agree to provide pursuant to this Paragraph 1 are in respect of any Shares, you hereby agree to pay all direct and indirect expenses or costs we may incur under the Distribution Agreement between us and the Fund arising in connection with any promotional or sales literature (including Prospectuses and SAIs) furnished to you in any offering of the Shares, as well as expenses of advertising and all legal expenses in connection with the matters covered by this sentence.

          2. No person is authorized to make any representation concerning the Fund or the Shares except those contained in the Prospectuses and related SAIs and in such printed information as we may subsequently prepare. No person is authorized to distribute any sales literature or advertisements as those terms are defined under Section 2210 of the Conduct Rules of the National Association of Securities Dealers Regulation, Inc. ("NASD") relating to the Fund

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without our prior written approval.

          3. Applicable selling commissions, concessions or other fees (including, without limitation, fees paid to us under a Plan of Distribution with respect to the Shares pursuant to Rule 12b-1 under the 1940 Act and reallocated to you) to which you are entitled for the provision of the services to be rendered under this Agreement are those specified on attached Schedule A to this Agreement and in the current Prospectus of such Shares, as such Schedule and Prospectuses shall be amended from time to time. These amounts are subject to change without notice by us and comply with any changes in regulatory requirements.

          4. You agree that you will not combine customer orders to reach breakpoints in commissions for any purposes whatsoever unless authorized by the then current Prospectus in respect of Shares or by us in writing. You also agree that you will place orders immediately upon their receipt and will not withhold any order so as to profit therefrom. In determining the amount payable to you hereunder, we reserve the right to exclude any sales which we reasonably determine are not made in accordance with the terms of the relevant Prospectus and provisions of this Agreement.

          5. You agree to comply with the provisions contained in the Securities Act of 1933 governing the distribution of Prospectuses to persons to whom you offer Shares under this Agreement. You further agree to deliver, upon our request, copies of any amended Prospectus to purchasers, if any, whose Shares you are holding as record owner and to deliver to such customers copies of the annual and interim reports and proxy solicitation materials of the Fund. We agree to furnish to you as many copies of the Prospectuses and related SAIs, annual and interim financial reports and proxy solicitation materials as you may reasonably request.

          6. For all purposes of this Agreement you will be deemed to be an independent contractor and will have no authority to act as agent for us or the Fund in any manner or in any respect. You agree to and do release, indemnify and hold us, the Fund and its transfer agent and our and their respective officers, directors, agents, employees and affiliates harmless from and against any and all direct or indirect liabilities, losses, claims, demands and expenses (including, without limitation, reasonable attorneys' fees) resulting from requests directions, actions, or inactions of or by you or your officers, employees, or agents regarding your responsibilities under this Agreement or the purchase, redemption, transfer or registration of Shares by or on behalf of customers. This indemnification shall survive the termination of this Agreement.

          7. You shall not make offers or sales of Shares in any state or jurisdiction where the particular Shares are not qualified for sale under or exempt from the requirements of the securities laws of the state or other jurisdictions where the proposed offer or sale is to be made. You also agree that you will not offer or sell any Shares to persons in any jurisdiction in which you are not properly licensed and authorized to make such offers or sales.

          8. The Fund shall have full authority to take such action as it deems advisable in respect of all matters pertaining to the offering of the Shares, including the right, in its discretion, to reject an order for Shares and, without notice, to suspend sales or withdraw the

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offering of Shares of any of the Portfolios entirely.

          9. You will (i) maintain all records required by law (including records detailing the services you provide in return for the fees to which you are entitled under this Agreement) and, upon request by the Fund or us, promptly make such of these records available to the Fund or us, as the case may be, as the Fund or we may reasonably request in connection with its operations; and
(ii) promptly notice the Fund and us if you experience any difficulty in maintaining the records described in the foregoing clauses in an accurate and complete manner.

          10. We and the Fund shall be under no liability to you except for lack of good faith and for obligations expressly assumed by us hereunder. In carrying out your obligations, you agree to act in good faith and without negligence. Nothing contained in this Agreement is intended to operate as a waiver by us or you of compliance with any provision of the NASD Conduct Rules, or any federal or state securities laws or the rules and regulations adopted thereunder.

          11. This Agreement shall become effective only when accepted and signed by you and may be amended only by a written instrument signed by you and us. This Agreement may be terminated as provided above and by either party, without penalty, upon notice to the other party.

          12. All communications to us should be sent to: Aetna Investment Services, LLC, 151 Farmington Avenue, Hartford, CT 06156-8975.

Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below.

          13. You hereby represent and warrant that you are duly authorized by all necessary action, approval or authorization to enter into this Agreement and that, if a corporation, partnership or other entity, you are duly organized, validly existing and in good standing under the laws of the jurisdiction in which you are organized.

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14.  This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes any and all agreements between the parties relating to said subject matter. This Agreement and all the rights and obligations of the parties hereunder shall be governed by and construed under the laws of the State of Connecticut.


                                AETNA INVESTMENT SERVICES, LLC

Date: 2/12/02                            By:  /s/ Christina Lareau
     ------------------------               ---------------------------
                                              Christina Lareau, Vice President


Accepted and Agreed to:

Name: Aetna Life Insurance and Annuity Company

Address: 151 Farmington Avenue, TS41

City: Hartford             State:  CT         Zip:  06156

Telephone Number:  860-273-4743

Name of Authorized Officer: Laurie Tillinghast       Title: Vice President

Date:   2/13/02   Authorized Officer Signature  /s/ Laurie M. Tillinghast
     ------------                               ---------------------------

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                  SCHEDULE A TO DISTRIBUTION SERVICES AGREEMENT

          You will assist in the distribution of the Adviser Class of Shares of Common Stock, par value $.001 of Portfolio Partners, Inc. (the "Shares") and, in addition to other fees to which you may be entitled, shall receive fees at an annual rate set forth below in respect of the following Shares payable pursuant to Rule 12b-1 under the Investment Company Act of 1940.*

PPI MFS Emerging Equities Portfolio - Adviser Class                 0.25%
PPI MFS Research Growth Portfolio - Adviser Class                   0.25%
PPI MFS Capital Opportunities Portfolio - Adviser Class             0.25%
PPI Scudder International Growth Portfolio - Adviser Class          0.25%
PPI T. Rowe Price Growth Equity Portfolio - Adviser Class           0.25%
PPI Alger Aggressive Growth Portfolio - Adviser Class               0.25%
PPI Alger Growth Portfolio - Adviser Class                          0.25%
PPI OpCap Balanced Value Portfolio - Adviser Class                  0.25%
PPI Brinson Tactical Asset Allocation Portfolio - Adviser Class     0.25%
PPI DSI Enhanced Index Portfolio - Adviser Class                    0.25%
PPI Goldman Sachs Capital Growth Portfolio - Adviser Class          0.25%
PPI Salomon Brothers Capital Portfolio - Adviser Class              0.25%
PPI Salomon Brothers Investors Value Portfolio - Adviser Class      0.25%
PPI American Century Small Cap Value Portfolio - Adviser Class      0.25%
PPI Baron Small Cap Growth Portfolio - Adviser Class                0.25%
PPI JPMorgan Mid Cap Value Portfolio - Adviser Class                0.25%
PPI PIMCO Total Return Portfolio - Adviser Class                    0.25%
PPI Van Kampen Comstock Portfolio - Adviser Class                   0.25%
PPI MFS Global Growth Portfolio - Adviser Class                     0.25%


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  *    Rule 12b-1 fees will be paid quarterly within one month following the end of each calendar quarter after you supply services to your customers who purchase Shares. These fees are based on the average daily net asset value of the Shares during the period covered by the payment. You will not receive payment of any fees for any quarterly period if you are entitled to less than $1,000. To the extent that we are required to waive any portion of the Rule 12b-1 fees payable to us by Portfolio Partners, Inc., you shall waive a proportionate share of the Rule 12b-1 fees payable to you hereunder.